UNITED PETROLEUM CORPORATION

                           CERTIFICATE OF DESIGNATION

                           CLASS A 9% PREFERRED STOCK

                                ($0.01 par value)

         The undersigned, , in his capacity as the duly elected Secretary of United Petroleum Corporation, a Delaware corporation (hereinafter "Corporation"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation under the corporate seal of the Corporation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that, pursuant to Article FOURTH of the Corporation's Certificate of Incorporation (that authorizes three hundred thousand (300,000) shares of Preferred Stock, $0.01 par value), the Board of Directors hereby fixes the voting powers, designation, preferences, and relative participating, optional and other special rights, qualifications, limitations, and restrictions of Preferred Stock.

         RESOLVED, that each share of the Class A 9% Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

         1. Number and Designation. Three hundred thousand (300,000) shares of the Preferred Stock of the Corporation shall be designated as Class A 9% Preferred Stock (the "Class A Preferred Stock").

         2. Rank. The Class A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank prior to all classes or series of equity securities heretofore and hereafter issued by the Corporation, including the Common Stock (as defined below).

         3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, winding up of the affairs of the Corporation, or a sale of all or substantially all of the assets of the Corporation, the record holders of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an aggregate amount equal to one hundred dollars ($100.00) (the "Preference Amount") for each share of Class A Preferred Stock then held by such record holders of Class A Preferred Stock, before any payment shall be made or any assets distributed to the holders of any shares of any class of equity securities heretofore or hereafter issued by the Corporation, including the Common Stock. The Preference Amount shall be paid at such time and upon such terms as payments are received by the Corporation upon any liquidation, dissolution, winding up of the affairs of, or sale of all or substantially all of the assets of the Corporation.

         4. Dividends. The holders of the shares of Class A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative dividends ("Dividends") on the shares of Class A Preferred Stock equal to nine percent (9%) per annum of the Preference Amount. Dividends on shares of the Class A Preferred Stock shall be payable in equal quarterly installments on January 15, April 15, July 15, and October 15 of each year, commencing on October 15, 1999. In the Corporation's discretion, Dividends on the Class A Preferred Stock shall be paid either in cash or additional shares of Class A Preferred Stock, valued at the time of payment. Dividends on the Class A Preferred Stock shall be paid in preference to and in priority over dividends on the Corporation's Common Stock. Such Dividends shall be paid to the holders of record of the Class A Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation at the time such Dividend is declared. Dividends on the Class A Preferred Stock shall be fully cumulative and shall accrue (whether or not earned or declared and, to the extent permitted by law, whether or not there are unrestricted funds of the Corporation legally available for the payment of Dividends) from the initial date of issuance of the Class A Preferred Stock. Dividends with respect to the Class A Preferred Stock, whether or not in arrears, may be declared and paid at any time, without reference to any regular payment date, to holders of record of shares of Class A Preferred Stock as of the close of business on a date, not more than sixty (60) days nor less than ten
(10) days preceding the payment date thereof, specified by the Board of Directors of the Corporation at the time the payment of such Dividends is declared. The amount of Dividends accrued for any shares of Class A Preferred Stock for any period that is less than a full year shall be calculated on the basis of nine percent (9%) per annum of the Preference Amount for the actual number of days elapsed from the later of the date of issuance of such Class A Preferred Stock and the last date on which accrued and unpaid Dividends were declared and paid with respect to such Class A Preferred Stock, to and including the date as of which such calculation is made, (based on a three hundred sixty-five (365) day year), as the case may be, and the actual number of days elapsed.

         5. Voting Rights. In the event that Dividends shall remain unpaid and in arrears for a total of eight (8) consecutive full quarterly periods, the number of directors constituting the Board of Directors of the Corporation shall be increased from five (5) to seven (7) and holders of the Class A Preferred Stock, as a class, shall have the right to elect two (2) directors to the Corporation's Board of Directors.

         6. Redemption.

                  (a) At the option of the Corporation, shares of the Class A Preferred Stock shall be redeemable, in whole or in part, by the Corporation, at any time and from time to time, at a redemption price, payable in cash, equal to the Preference Amount plus, in each case, an amount equal to accrued and unpaid Dividends thereon (whether or not earned or declared), if any, to the date fixed for redemption.

                  (b) Whenever shares of Class A Preferred Stock are to be redeemed pursuant to Section 6(a), a notice of such redemption shall be mailed, by registered or certified mail (return receipt requested), postage prepaid, or delivered by hand to each holder of Class A Preferred Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Such notice shall be mailed or delivered not less than ten (10) days and not more than sixty (60) days prior to the date fixed for redemption. Each such notice shall state: (i) the date fixed for redemption (the "Redemption Date"); (ii) the number of shares of Class A Preferred Stock to be redeemed; (iii) the redemption price (including the amount of accrued and unpaid Dividends to the Redemption
Date); (iv) the place or places where such shares of the Class A Preferred Stock are to be surrendered for payment of the redemption price ( including the amount of accrued and unpaid Dividends to the Redemption Date); and (v) that Dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If fewer than all share of the Class A Preferred Stock held by a holder are to be redeemed, the notice mailed to such holder shall specify the number of shares to be redeemed from such holder. Except as required by applicable law, no defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings.

                  (c) Notice having been mailed as described in Section 6(b), and if, on or before the Redemption Date specified in such notice, an amount in cash sufficient to redeem in full on the Redemption Date and at the applicable redemption price, together with accrued and unpaid Dividends to such Redemption Date, all shares of the Class A Preferred Stock called for redemption shall have been irrevocably set apart so as to be available for such purpose and only for such purpose, or shall have been paid to the holders thereof, then effective as of the close of business on such Redemption Date, Dividends on the shares Class A Preferred Stock so called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, said shares shall have the status of authorized but unissued shares of Class A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid Dividends to the Redemption Date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate of like terms and having the same date of original issuance shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (d) Nothing contained in this Certificate of Designation shall limit any legal right of the Corporation or any of its subsidiaries or affiliates to purchase or otherwise acquire any shares of Class A Preferred Stock at any price, whether higher or lower than the redemption price, so long as the holder thereof shall agree thereto.

         7. General Provisions. The section headings in the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, United Petroleum Corporation has caused this Certificate of Designation to be signed and attested by the undersigned this __ day of _________, 1999.


                          UNITED PETROLEUM CORPORATION


                          By:______________________________________
                             Name:
                             Title:  Secretary